Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Announces Closing of Boaz Energy’s Sale to T2S Permian Acquisition II LLC

DALLAS, Texas, March 31, 2025 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today announced that Boaz Energy II, LLC (“Boaz Energy”), the now former owner and operator of the oil and gas properties underlying the Trust (the “Underlying Properties”), and its affiliate, Boaz Energy II Royalty, LLC (“Boaz Royalty” and, together with Boaz Energy, the “Grantors”) completed the sale contemplated by the Purchase and Sale Agreement entered into on January 10, 2025 (the “Purchase and Sale Agreement”) with T2S Permian Acquisition II LLC, a Delaware limited liability company (the “Buyer”).

Under the Purchase and Sale and Agreement, (a) the Grantors sold and conveyed to the Buyer all of the Grantors’ right, title and interest in and to the Underlying Properties (which shall remain burdened by the net profits interest and subject to the Conveyance of Net Profits Interest, dated May 4, 2018, by and among the Grantors, Simmons Bank (as trustee of the Trust, succeeded by Argent Trust Company) and Wilmington Trust, National Association); and (b) Boaz Energy sold and conveyed to Ustx LLC, a Delaware limited liability company, and wholly-owned subsidiary of the Buyer (as a designee of the Buyer pursuant to a partial assignment of rights under the Purchase and Sale Agreement), Boaz Energy’s 4,884,861 Trust units representing beneficial interests in the Trust.

Boaz Energy reports that it intends to help facilitate the transfer of operations of the Underlying Properties from Boaz Energy to the Buyer. Argent Trust Company, as trustee of the Trust (the “Trustee”), expects to continue administration of the Trust in the ordinary course of business.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from the Underlying Properties. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s and Boaz Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the transition of operations of the

Underlying Properties and processes in support of the administration of the Trust, and statements regarding Boaz Energy’s or Buyer’s operations of the Underlying Properties.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Trust’s Annual Report on Form 10-K filed with the SEC on March 28, 2025, and other public filings filed with the SEC. The risk factors and other factors noted in the Trust's public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact: PermRock Royalty Trust

Argent Trust Company, Trustee

Jana Egeler, Vice President, Trust Administrator

Toll-free: (855) 588-7839

Fax: (214) 559-7010

Website: www.permrock.com

e-mail: trustee@permrock.com